EXHIBIT 99.2

    The Honorable Philip H. Brandt
           Chapter 11

UNITED STATES BANKRUPTCY COURT FOR THE
WESTERN DISTRICT OF WASHINGTON AT SEATTLE

In re: NETWORK COMMERCE INC., Debtor.	NO. 02-23396-PHB11 DEBTOR'S DISCLOSURE STATEMENT

                IMPORTANT.  THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT FOR DISSEMINATION TO CREDITORS AND PARTIES IN INTEREST AND CONTAINS INFORMATION WHICH MAY BEAR UPON YOUR DECISION TO VOTE TO ACCEPT OR REJECT THE LIQUIDATING PLAN OF LIQUIDATION PROPOSED BY NETWORK COMMERCE INC.  THE INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT IS BASED ON DEBTOR'S BEST INFORMATION AND BELIEF.  PLEASE READ THIS DISCLOSURE STATEMENT WITH CARE.  BE AWARE, HOWEVER, THAT THE LIQUIDATING PLAN OF REORGANIZATION CONTROLS IF THERE IS A CONFLICT OR INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE LIQUIDATING PLAN OF REORGANIZATION.

I.                INTRODUCTION

                On November 1, 2002, Network Commerce Inc. (the "Debtor") filed a Chapter 11 petition with the United States Bankruptcy Court for the Western District of Washington at Seattle (the "Bankruptcy Court") administered under Case No. 02-23396 (the "Case").  The Debtor has been liquidating its business and winding up its affairs since that time.

                This Disclosure Statement contains information regarding the Debtor and the Debtor's proposed Liquidating Plan of Reorganization (the "Plan").  Pursuant to 11 U.S.C. § 1125, copies of this Disclosure Statement and the Plan are being distributed to you to enable you to make an informed judgment about the Plan.  The Bankruptcy Court has reviewed this Disclosure Statement and approved it as containing adequate information to fulfill that purpose.  The Bankruptcy Court's approval of this Disclosure Statement, however, does not constitute a recommendation or endorsement of the Plan.

                This Disclosure Statement has been prepared to disclose information that in the Debtor's opinion is material, important, and necessary to evaluate the Plan.  The material contained in this Disclosure Statement is intended solely for that purpose and should not be relied upon by anyone for any other purpose.  No representation concerning the Debtor or the Plan is authorized by the Debtor other than as set forth in this Disclosure Statement.

                A creditor may vote to accept or reject the Plan by completing the ballot provided with this Disclosure Statement and sending the original ballot to:

Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, WA 98104-2323
Attention: Douglas L. Grieger

                Equity security holders of the Debtor are deemed to reject the Plan and are not entitled to vote.

                The Bankruptcy Court has fixed ____________________________ as the deadline for ballots to be received by Cairncross & Hempelmann, P.S.  No ballot received after the deadline will be counted.  If the Plan is accepted by the requisite impaired class of creditors and is confirmed by the Bankruptcy Court, it will bind all creditors and equity security holders irrespective of their individual vote.

                The hearing to consider confirmation of the Plan will be held before the Honorable Philip H. Brandt, United States Bankruptcy Judge, United States Bankruptcy Court, Room 309, Park Place Building, 1200 Sixth Avenue, Seattle, Washington 98101 on _________________, at _________.  The Bankruptcy Court will confirm the Plan if it meets the requirements contained in the Bankruptcy Code.  A more detailed discussion of those requirements appears herein under the section entitled "Confirmation of the Plan."

                The Debtor urges you to vote to accept the Plan and to timely return your completed ballot so that your vote will be counted.

                More detailed information regarding the Debtor's performance before and after the bankruptcy filing is available in the Debtor's filings with the Securities and Exchange Commission (http://www.sec.gov/edgar.shtml) and in monthly reports that have been filed with the Bankruptcy Court throughout the case and are of public record.

II.                ORGANIZATION AND HISTORY OF THE DEBTOR

                When this case was filed, the Debtor was a technology infrastructure and services company.  The Debtor provided a technology and services platform solution that included domain registration, hosting services, commerce services, business services, and one-to-one marketing services.  The Debtor's headquarters was located in Seattle, Washington.

                The Debtor was founded in 1994 as Techwave Inc.  In April 1999, the Debtor changed its name to ShopNow.com.  At that time, the Debtor focused on providing consumers with access to a variety of products and services through the ShopNow Network, an online marketplace, comprised of ShopNow.com, MyShopNow.com and the individual Web sites of the Company's merchant customers.  ShopNow.com aggregated more than 1 million products and services from more than 29,000 merchants at one Web site that could be rapidly and efficiently searched by category, merchant or product.  MyShopNow.com enabled shoppers to create personalized online stores by selecting the types of products and services offered to them.  The Debtor derived revenues from transactions and merchandising on the ShopNow Network, and from sales of e-commerce and direct marketing services to merchants.

                On May 18, 2000, the Debtor changed its name to Network Commerce Inc. to better reflect its position as a leading provider of technology, services and commerce networks for Internet sites, businesses and merchants.  The Company's core commerce infrastructure technology, commerce applications and services were known as the Network Commerce Distributed CommerceSuite.  The Network Commerce Distributed Business Network was built on the Network Commerce Distributed CommerceSuite and included b2bNow.com, FreeMerchant.com and Ubarter.com; and the Network Commerce Distributed Consumer Network, which includes ShopNow.com, BottomDollar.com, and SpeedyClick.com.  The company also offered consulting, custom commerce solutions, and integrated marketing services through its eBusiness Services division.

                In January 2001, the Company operated two commerce groups: the Network Commerce Portal Services and the Network Commerce Infrastructure and Technology (IT) groups.  The Portal Services group included one-to-one marketing services and various online marketplaces focused on gaming and entertainment.  The Network Commerce IT group included domain name registration, technology and licensing and other business services.  The Company conducted significant cost cutting and restructuring in early 2001, including the shutdown of SpeedyClick.com and the sale of Ubarter Canada, components of the Portal Services group.  The Company then focused on its IT group and its one-to-one marketing business.

                Despite its restructuring efforts, the Company incurred net losses of $194.3 million for the nine-month period ending on September 30, 2001 and accumulated deficits of $52.8 million in the same period.  As of September 30, 2001, the Company had working capital of $1.4 million, which it believed would be sufficient to fund operations through December 2001.  The Company continued its restructuring efforts throughout 2001.  At the end of the year, it sold certain customer assets used in the operation of the Web site located at www.FreeMerchant.com to Digital River, Inc. ("Digital River"), a Delaware corporation, pursuant to an Asset Purchase Agreement dated December 28, 2001.  The assets sold included the technology, contracts, computer equipment and other hardware used to operate the Web site presently located at www.FreeMerchant.com.  Under the terms of the asset purchase agreement, Digital River acquired approximately 3,000 subscription-based customers from Network Commerce's FreeMerchant.com business in exchange for $875,000 in cash.  In addition to the cash payment, the agreement provided the Company an opportunity for an additional earn out based upon revenue generated from the acquired customer assets over the following ten months.

                In 2002, the Company focused on domain registration, hosting, online business and marketing services as well as licensing certain software patents.  However, the Company continued to sustain losses and deficits.  The Company incurred a net loss of $2.6 million for the three-month period ended March 31, 2002 and accumulated deficits of $572.0 million by the same date.  The Company continued to incur net losses from operations and by March 31, 2002 had a working capital deficit of $2.2 million.

                On November 1, 2002 (the "Petition Date"), the Company filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of Washington at Seattle.

III.                SIGNIFICANT POST-PETITION EVENTS

                From and after the Petition Date, the Debtor continued its operations as a debtor in possession, subject to Court approval of matters outside the ordinary course of business.  No trustee, receiver or examiner was appointed.  Upon the filing of its bankruptcy petition, the Debtor terminated 25 active employees, reduced its payroll to 14 persons, and scaled back operations with the focus of protecting its remaining assets.  The Company's only remaining employee is N. Scott Dickson, Chief Financial Officer and acting Chief Executive Officer, who is compensated at an hourly rate.

                A.                Bankruptcy Schedules, Bar Dates, and Plan Exclusivity

                The Company filed all of its bankruptcy schedules by December 4, 2002.  Amended schedules were filed on February 3, 2003.

                By order dated December 16, 2002, the Court fixed February 28, 2003, as the bar date to file proofs of prepetition claims.  By orders dated January 28, 2003, and February 18, 2003, the Court authorized the Debtor's rejection of unexpired leases of personal property effective as of January 31, 2003, and fixed March 18, 2003, as the supplemental deadline for filing proofs of claim relating to the rejection of such leases.  By order dated July 11, 2003, the Court fixed August 15, 2003, the bar date for filing administrative expense claims through August 1, 2003.  The Debtor mailed notice of such deadlines to all appropriate parties in interest.

                By order dated February 26, 2003, the Court granted the Debtor an extension of the exclusive period to file and confirm a plan of reorganization through July 1, 2003, and September 1, 2003.  The exclusive periods expired without the Debtor filing or confirming a plan.

Relief from the Automatic Stay

                Various parties in interest were granted relief from the automatic stay to pursue their respective objectives outside of the Bankruptcy Court.

                General Motors Acceptance Corp. ("GMAC") sought relief from the automatic stay by motion dated January 10, 2003, regarding a 2000 Chevrolet Astro Van.  The Court granted GMAC relief from the stay by agreed order entered January 31, 2003.

                Microsoft Corporation sought clarification regarding the scope of the automatic stay as to its right to pursue its defenses in the patent suit filed against it by the Debtor in federal district court.  On January 31, 2003, the Court entered an agreed-to order stipulating that the automatic stay did not preclude Microsoft from moving for summary judgment for the dismissal of the claims against it and modifying the automatic stay to the extent it applied at all to Microsoft's pursuit of its defenses.

                By motion dated February 12, 2003, Capital Ventures International ("CVI") sought relief from the automatic stay to continue with its pending United States District Court securities litigation against the Debtor.  The parties stipulated to an agreed order authorizing CVI to proceed with the pending litigation and delimiting acceptable sources of recovery in the event that CVI succeeded with its claims.  The Court entered the stipulation on March 24, 2003.  The order provides that payment to CVI of any damages award shall be restricted to the policy limits of any applicable insurance policy issued to the Debtor or in which the Debtor has an interest.

C.                Administrative Expenses

                On February 21, 2003, Merrill Place, LLC ("Merrill"), the landlord related to the Debtor's former headquarters, made a motion for allowance and payment of an administrative expense claim and adequate protection related to rent owed by the Debtor.  Pending a hearing on the motion, the Debtor and Merrill entered into series of stipulations, approved by the Court, providing for the payment of $50,200 in the aggregate to Merrill.  The Debtor rejected its unexpired lease of nonresidential real property with Merrill and vacated the premises effective May 31, 2003.  By order dated June 30, 2003 the Court granted Merrill's motion in part and awarded Merrill an administrative expense claim totaling $318,849.95.  The Debtor and Merrill are currently party to a one-year storage lease, the rent under which was prepaid pursuant to Court order.

                On September 19, 2003, the Court entered an order approving the Debtor's settlement with Sunrise International Leasing Corporation ("Sunrise"), which resulted in an allowed $210,000 administrative expense claim in favor of Sunrise, from which Sunrise will receive a minimum payment of $50,000.  The automatic stay was modified to allow it to exercise its right to setoff and apply the security deposits against its prepetition claim.  The Debtor and Sunrise waived and released all claims against the other and their affiliates.

D.                Professionals

                Professionals were retained to assist with the administration of the estate and maximize the benefit to creditors.  On November 29, 2002, the Court approved the employment of Cairncross & Hempelmann, P.S as counsel to the Debtor.  On January 31, 2003, the Court approved the employment of Perkins Coie LLP as special patent litigation counsel for the Debtor.  On February 12, 2003, the Court approved the employment of Silicon Valley Expert Witness Group Inc. as an expert witness for the patent litigation.  On May 5, 2003, the Court approved the employment of Gray Cary Ware & Friedrich LLP as special litigation counsel for the Debtor.  On May 23, 2003, the Court approved the employment of James G. Murphy, Inc., as auctioneer to facilitate the sale of certain property of the Debtor.  On September 19, 2003, the Court approved the employment of Birmingham Thorson & Barnett P.C. as special taxation and employee benefits counsel to the Debtor.  By orders dated December 1, 2003, the Court authorized the Debtor to employ on a contingent fee basis ASK Financial, Inc. as special avoidance action counsel and Peisner Johnson & Company, LLP as special tax consultants.  The Debtor anticipates that, with the exception of Perkins Coie LLP and Silicon Valley Expert Witness Group, all of its professionals will continue to perform services after confirmation of the Plan in order to consummate the Plan and maximize assets for distribution to creditors.

                Cairncross & Hempelmann, P.S. filed an Interim Application for Compensation and Reimbursement of Expenses by Bankruptcy Counsel for Debtor in Possession of May 15, 2003.  By order dated June 30, 2003 the Court allowed interim payment of $8,647.22 for costs incurred through April 30, 2003.  By order dated August 6, 2003, the Court allowed $247,405.00 for fees incurred through May 6, 2003.  The Debtor anticipates that Cairncross & Hempelmann, P.S. will file a further interim application and a final application for fees and costs not addressed by the prior orders of the Court.

                Perkins Coie LLP filed an interim application for compensation and reimbursement of expenses.  By order dated November 18, 2003, the Court allowed on an interim basis $90,000.00 for combined fees and costs expenses incurred through April 30, 2003.  The Debtor anticipates that Perkins Coie LLP will file a final fee application for fees and costs not addressed by the prior orders of the Court.

E.             Asset Sales

                The Company conducted a number of asset sales to maximize sums available to creditors.  The Court approved a sale of intellectual property rights and other intangible assets related to its NCI Hosting division to BizLand, Inc., pursuant to an auction, for a purchase price of $500,000, by order dated March 5, 2003.

                James G. Murphy, Inc. conducted an auction of various office and computer equipment on May 28, 2003.  Auctioneer's reports were filed with the court on July 1, 2003, and July 30, 2003.  The auction generated $214,674.05 in proceeds, net of $95,036.26 personal property taxes owed to King County, Washington.  In addition, three entities identified proceeds as relating to their alleged collateral:  Leasing Technologies International, CIT Group/Equipment Financing, and Cisco Systems Capital Corporation.  The Debtor is evaluating the validity of such claims.

                Pursuant to order dated December 9, 2003, the Court authorized the Debtor to sell various patents and its claim and United States District Court case against Microsoft Corporation to CRS, LLC for $120,000.00 in cash plus 5% of Net Receipts as defined in the parties' Asset Purchase Agreement.

                The Debtor may pursue additional sales of miscellaneous remaining assets.

F.                Litigation and Settlement

                A number of adversary actions were litigated and/or settled by the Debtor.  The Debtor filed a complaint against Compass Communications Inc., alleging a violation of the automatic stay and requesting the turnover of estate property.  The Court granted the Debtor judgment for $17,159.00 and costs, plus interest at the federal judgment rate, on September 30, 2003.

                On February 3, 2003, the Court entered an order approving the Debtor's settlement with GiftCertificates.com, which resulted in payment of $20,000 to the Debtor in exchange for a release of all claims.

                On February 28, 2003, the Court entered an order approving the Debtor's settlement with Aladdin Knowledge Systems, Inc., which resulted in payment of $200,000 to the Debtor in exchange for a release of all claims.

                On February 28, 2003, the Court entered an order approving the Debtor's settlement with Liquid Audio, Inc., which resulted in payment of $150,000 to the Debtor in exchange for a release of all claims.

                On July 3, 2003, the Court entered an order approving the Debtor's settlement with Persona, Inc., which resulted dismissal of all pending claims and a refund to the Debtor from deposits related to a matter pending before the American Arbitration Association.

                On September 19, 2003, the Court entered an order approving the Debtor's settlement with Digital River Inc., which resulted in the dismissal of all mutual claims then pending before the King County Superior Court and the American Arbitration Association.

                On November 17, 2003, the Court entered an order approving the Debtor's settlement with Perkins Coie LLP with regard to a prepetition attorneys' lien alleged by Perkins Coie LLP in the proceeds of the settlements with Aladdin Knowledge Systems, Inc. and Liquid Audio Inc.  Pursuant to the settlement, Perkins Coie LLP received an allowed secured claim of $50,000 entitled to immediate payment and an allowed administrative claim of $25,000 to be paid in accordance with the terms of the Plan.

G.                 Abandonment of Subsidiaries

                On February 3, 2003 the Court granted the Debtor permission to abandon its interest in its nondebtor subsidiaries, withdraw its membership in its non-debtor subsidiaries and/or dissolve them in its discretion.  The Debtor filed a report with the Court on June 6, 2003 providing notice that it abandoned its interest in the following non-debtor subsidiaries: Cortix, Inc.; Epackets.Net, Inc.; Ombra Marketing Corp.; Speedyclick Corp.; NCI Marketing Inc.; WebCentric, Inc.; NCI California I, Inc.; NCI California II, Inc.; NCI California III, Inc.; Foreign Pronet Enterprises Ltd.; 3037952 Nova Scotia Company; b2bNow.ca, Inc.; Ubarter.com, Inc.; and Barter Business Exchange (Windsor) Inc.

IV.                CURRENT FINANCIAL CONDITION

                As of November 30, 2003, Debtor held cash of approximately $890,000.00, plus a retainer for Cairncross & Hempelmann, P.S. in the amount of $57,470.83.  Debtor anticipates some additional cash might be realized from litigation and/or collection of preference and fraudulent transfer actions, insurance policies, and/or the liquidation of any remaining assets.  The Debtor is current on its postpetition obligations, except for unresolved filed administrative claims, certain allowed administrative claims of Sunrise International Leasing Corporation and Merrill Place, LLC, and amounts owed and continuing to be incurred to professionals and employed in the case and Scott Dickson.

V.                SUMMARY OF DEBTOR'S PLAN OF LIQUIDATION

                The Plan has been provided to all of the Debtor's known creditors and potential creditors.  The Plan should be read carefully and independently of this Disclosure Statement.  The following summary of the Plan is intended to provide a context for understanding the remainder of this Disclosure Statement.

                The Plan provides for the Debtor to complete the liquidation of all of its assets and distribute the proceeds to creditors consistent with priority classifications established by the Bankruptcy Code.  The liquidation will be implemented by the Plan Administrator on behalf of the Debtor.

                The Plan contemplates that holders of Allowed Administrative Expense Claims will be paid first from any retainers held for such holders and then pro rata in cash on the Effective Date; to the extent assets are or become available, such creditors will receive distributions until paid in full.  Holders of Administrative Expenses that become Allowed Claims after the Effective Date will receive pro rata distributions in cash within fifteen (15) days of becoming Allowed Claims.

                Holders of Secured Claims will, in the discretion of the Plan Administrator, be given their collateral or paid in cash from the Proceeds of disposition of such collateral to the extent such Claims constitute Allowed Claims.  Holders of Secured Claims that become Allowed Claims after the Effective Date and that the Plan Administrator elects to pay in cash will received distributions within fifteen (15) days after such Claims become Allowed Claims.

                Creditors holding Claims entitled to priority pursuant to section 507(a)(3)-(8) of the Bankruptcy Code will receive distributions on their Claims only after holders of Allowed Administrative Expense Claims have been paid in full or there are sufficient funds to pay all Administrative Expenses in full.  Thereafter, to the extent assets are or become available, such creditors will receive pro rata distributions until paid in full.  The timing of these distributions is discretionary with the Plan Administrator.  Holders of such Claims that become Allowed Claims after the Effective Date will receive pro rata distributions in cash within fifteen (15) days of becoming Allowed Claims.

                Nonpriority unsecured creditors will be paid pro-rata from assets available after payment to all other creditors.  The Debtor estimates, in a best-case scenario, that as much as approximately $200,000 may be available to distribute to nonpriority unsecured creditors.  The timing of payment to nonpriority unsecured creditors is discretionary with the Plan Administrator.  The timing of these distributions, if any, is discretionary with the Plan Administrator.

                Interests of Equity Security Holders will be canceled on the Effective Date, and Equity Security Holders will receive nothing under the Plan.

VI.                ESTIMATION OF CLAIMS PARTICIPATING IN THE PLAN

                Under the Bankruptcy Code, a creditor in a Chapter 11 bankruptcy case may participate in an estate if either (1) the creditor has timely filed a proof of claim with the bankruptcy court, or (2) the debt owed to the creditor is listed on the Debtor's bankruptcy schedules as not being unliquidated, contingent or disputed.  Below is the Debtor's best current estimation of the amount of claims in each class.  Creditors should be aware, however, that the actual allowed claims in each class may materially differ from the Debtor's estimate.  Immediately below the estimates is an explanation of some of the factors and contingencies that may render the Debtor's estimates inaccurate.  Nevertheless, the estimates are provided to give creditors as good an indication as currently possible as to the probable claims.

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Class No.	Class Description	Estimate	Source for Estimate

Unclassified	Administrative Expenses	$1 million to $1.2 million	Allowed claims for attorneys' fees and costs, rent, and equipment; pending and future claims for attorneys' fees and costs, operational expenses, and taxes
1	Priority claims under 11 U.S.C. §§ 507(a)(3)-(8)	$100,000 to $650,000	Tax and employee priority claims; Settled or mislabeled claims
2	Secured claims	$120,000 to $265,000	Allowed and/or pending claims for prepetition attorneys' fees and equipment
3	Nonpriority unsecured claims	$4.85 million	The Debtor has not evaluated the merits of nonpriority unsecured claims, but notes that it scheduled claims in the gross approximate amount of $4,852,482.91.

                Unclassified Claims will continue to accrue throughout the postconfirmation liquidation primarily in the form of attorneys' fees and costs and any compensation to the Plan Administrator, as the Debtor has no ongoing business operations.

                The Debtor believes that the high end of the Class 1 range is overstated because many of the employee Claims that make up the bulk of this class assert priority above the $4,650 cap and for wages that were earned before the ninety (90) day period prior to the filing of this case.  The high end of the range also contains a Claim by Sunrise International Leasing Corporation, which has been resolved pursuant to a Court ordered settlement and is entitled to Administrative Expense and/or Secured Claim status.

                The Debtor is analyzing Class 2 Claims to determine whether the collateral has already been returned to these creditors or whether there is any collateral or Proceeds of liquidation of collateral applicable to such claims.  The low end of this range reflects estimated maximum claims by certain equipment contractors as to specific items of equipment auctioned by the Debtor and $50,000 in proceeds of the sale to BizLand, Inc.  The high range assumes that Class 2 Claims would attach to all remaining proceeds of the equipment auction and $50,000 in proceeds of the sale to BizLand, Inc.

                The Debtor has not analyzed the merits of Class 3 Claims, other than to prepare its Schedules and to review the aggregate figure of proofs of claim on file with the Court.

                The Debtor has also not analyzed interests of Equity Security Holders as such.  The Debtor will seek to reclassify into Class 4 any claims asserted by Equity Security Holders asserted as anything other than equity interests.

                Creditors should be aware that the Debtor may dispute the amount, priority and/or secured portion of some Claims and file objections to those Claims.  Thus, the Claims participating in the Plan may be augmented or reduced through litigation, compromise or other developments subsequent to the date of this Disclosure Statement and confirmation of the Plan.  Article X of the Plan sets forth procedures related to claims objections.  Article XI of the Plan provides that (a) any executory contract or unexpired lease not previously assumed or rejected by Court order will be deemed rejected on the Confirmation Date, and (b) any claim arising from such rejection must be filed on or before the thirtieth day after the Confirmation Date.  The Debtor believes that any such Claims would be Class 3 Claims.

VII.                ESTIMATED PAYMENTS UNDER THE PLAN

                Debtor estimates that holders of Administrative Expense Claims will receive between approximately 85% and 100% of their Claims.  Holders of Allowed Class 1 Claims may receive between zero to 100% of their Claims.  Holders of Allowed Class 2 Claims will receive the value of their collateral or other amount as may be agreed between the Debtor and such holders.  Based on the claim amounts in the Debtor's Schedule F, holders of Allowed Class 3 Claims may receive from zero to approximately 6% on their Claims.  Equity Security Holders (Class 4) will receive nothing on account of their interests.

VIII.                COMPARISON OF PLAN TO CHAPTER 7 LIQUIDATION

                If the Bankruptcy Court were to find at the hearing on confirmation of the Plan that creditors will receive or retain under the Plan property of a value as of the effective date of the Plan that is not less than the amount that such creditors would receive or retain if the Debtor were liquidated under 11 U.S.C. Chapter 7 as of such date, then the requirements set forth in 11 U.S.C.§ 1129(a)(7)(A)(ii) will be satisfied.  This requirement must be satisfied with respect to a class of claims or interests only if less than all holders of claims or interests in such class have accepted the Plan.  Inasmuch as the Plan provides for liquidation (and in fact the majority of the liquidation has already been completed), the Chapter 7 comparison test is not significant.  The Debtor believes that the Plan is preferable to a Chapter 7 liquidation primarily because under the Plan, expenses are likely to be less and payments to creditors are likely to occur sooner.  In a Chapter 7, a trustee would be appointed to complete the liquidation.  The trustee would not have the same familiarity with the case or the Debtor's business as the Debtor and the Debtor's professionals.  Moreover, the claims resolution process would likely take longer in Chapter 7 since a new deadline would have to be set for filing claims and then those claims would have to be reviewed by a trustee unfamiliar with the Debtor's operations and records.

                The Debtor believes that all creditors will receive or retain under the Plan on account of their claims property having a value that is not less than the amount, which creditors would receive or retain if this case were converted to Chapter 7.

                At the hearing to confirm the Plan, the Debtor will ask the Court to hold that failure to object to confirmation of the plan by a holder of an Administrative Expense that is an Allowed Claim or a Class 1 Claim that is an Allowed Claim shall be deemed to be such holder's consent and agreement to receive treatment that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code, which otherwise requires payment in full in cash.  If a holder of an Administrative Expense that is an Allowed Claim or Class 1 Claim that is an Allowed Claim objects to confirmation of the Plan asserting that it is entitled to payment in full under section 1129(a)(9) of the Bankruptcy Code, the Debtor may not be able to confirm the Plan and will probably move to convert that Case to Chapter 7, in which case all holders of Administrative Expense Claims and Class 1 Claims will likely receive a recovery in a substantially reduced amount, if at all, after an indefinite delay.

IX.           RISKS

                Distributions to creditors contemplated under the Plan are contingent upon many assumptions, some or all of which could fail to meet expectations and preclude the Plan from being confirmed or reduce anticipated distributions.  Some of the more significant risks are as follows:

                1.                There is no guarantee that the remaining litigation and/or collection efforts will result in collection of any additional cash estimated by the Debtor.

                2.                There is uncertainty as to the amount of Claims against the Debtor's estate that will be allowed in each Class.

                3.                The Plan is subject to approval by the various classes of creditors entitled to vote under the Bankruptcy Code and to confirmation by the Bankruptcy Court.  No assurance can be given that (a) the Plan will be accepted by the requisite number and amount of creditors, (b) the Plan will be accepted by at least one impaired class of claims, or (c) the Plan will be confirmed by the Bankruptcy Court.

                4.                There is no guarantee that the Plan Administrator will continue to serve until the Plan is completed.

X.                CONFIRMATION OF THE PLAN

                A.                Voting Procedures.

                A ballot to be used for voting on the Plan accompanies this Disclosure Statement and the Plan.  Holders of Claims should read the instructions carefully, complete, date and sign the ballot, and send it to the indicated address.  To be counted, your ballot must be received at the indicated address no later than ______________________.  Failure to vote or a vote to reject the Plan will not affect the treatment to be accorded a Claim if the Plan is nevertheless confirmed.

                If more than one-half (1/2) in number of creditors voting and at least two-thirds (2/3) in amount of the allowed Claims of such creditors in each of Classes 1 through 3 vote to accept the Plan, such classes will be deemed to have accepted the Plan.  For purposes of determining whether a class of Claims has accepted or rejected the Plan, only the votes of those who have timely returned their ballots will be considered.

                B.                Hearing on Confirmation.

                The hearing on confirmation of the Plan has been set for _____________________before the Honorable Philip H. Brandt, United States Bankruptcy Judge, United States Bankruptcy Court, Room 309, Park Place Building, 1200 Sixth Avenue, Seattle, Washington 98101.  The Bankruptcy Court shall confirm the Plan at the hearing only if the requirements of 11 U.S.C. § 1129 are met.

                C.                Comparison to Chapter 7.

                To satisfy one of the requirements of 11 U.S.C.§ 1129, the Debtor must establish that, with respect to each class, each holder of a claim or interest in that class has accepted the Plan or will receive or retain under the Plan on account of such claim or interest property of a value that is not less than the amount that such holder would receive if the Debtor were liquidated under 11 U.S.C. Chapter 7.  As discussed herein under the section entitled "Comparison of Plan to Chapter 7 Liquidation", the Debtor believes that the Plan satisfies this test.  The Debtor anticipates that the Bankruptcy Court will make such a determination at the hearing on confirmation.

                D.                Treatment of Dissenting Classes of Creditors.

                The Bankruptcy Code requires the Bankruptcy Court to find that the Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of Claims or interests that is impaired under, and has not accepted, the Plan.  Upon such a finding, the Bankruptcy Court may confirm the Plan despite the objections of a dissenting class.

                E.                Effect of Confirmation.

                The Plan shall bind the Debtor and all other parties in interest, including any creditor, whether such creditor is impaired under the Plan and whether such creditor has accepted the Plan.

                F.                Consequences of Failure to Confirm the Plan.

                If the requirements for confirmation of the Plan are not satisfied, the Debtor intends to amend the Plan in a manner that makes confirmation possible.  If the Plan as amended cannot be confirmed, it would likely be necessary to convert the case to Chapter 7.

                G.                Disclosures Required by the Bankruptcy Code.

                The Bankruptcy Code requires disclosure of certain information:

                1.                There are no payments or promises of any kind specified in 11 U.S.C.§ 1129(a)(4), including payments to attorneys or accountants, which will not be subject to approval by the Bankruptcy Court.  At this point, the only remaining professionals (with fee structures in parentheses) are (a) Debtor's counsel, Cairncross & Hempelmann, P.S. (hourly), (b) Debtor's special patent counsel, Perkins Coie LLP (hourly), (c) Debtor's special tax and employee benefits counsel, Birmingham, Thorson & Barnett, P.C. (hourly), (d) Debtor's representative for avoidance actions, ASK Financial, Inc. (contingent fee), (e) Debtor's special securities litigation counsel, Gray Cary (payment solely from insurance policy); and (f) Peisner Johnson & Company, L.L.P. (contingent fee).  Article IX of the Plan sets forth the procedures for payment of postconfirmation fees of the Debtor's professionals.

                2.                Management of the Debtor will be continued by the Plan Administrator.  The Debtor believes that management by the Plan Administrator is in the best interests of all creditors as described in 11 U.S.C.§1129(a)(5).  The Plan Administrator and the terms of his or her employment will be identified in the Order confirming the Plan.

                DATED this _____ day of _____________, 2004.

                                                                                                              NETWORK COMMERCE INC.

                                                                                                      By:  ___________________________________
                                                                                                              N. Scott Dickson
                                                                                                              Chief Executive Officer and Acting CEO